Exhibit 11.2

ORIX Group Insider Trading Policy

1.	Purpose

The purpose of this policy (“Policy”) is to support compliance with insider trading laws under applicable laws and regulations and prevent illegal insider trading by directors, officers and employees (“Insiders”) of ORIX Corporation and its subsidiaries (the “ORIX Group”).

Under insider trading laws in various countries and jurisdictions, such as the Japanese Financial Instruments and Exchange Act and U.S. Securities Exchange Act of 1934 and related U.S. SEC rules (including Rule 10b5-1), persons in possession of material nonpublic information (“MNPI”) are prohibited from trading securities of companies to which such information relates or profiting from disclosing that information to others and may be subject to criminal penalties regardless of the monetary values involved. This Policy sets forth basic principles and compliance matters within the ORIX Group to prevent such illegal insider trading.

2.	Guidance

2.1.	Material Nonpublic Information (MNPI)

Material Nonpublic Information (MNPI) generally refers to nonpublic information that relates to a company’s operations, businesses or financials that could have a significant effect on an investor’s investment decisions. It is necessary that the specific definition under laws and regulations of each country and jurisdiction by taken into account where applicable. Insiders who are unsure the information that they possess is MNPI should consult with ORIX Corporation’s legal and compliance departments or the appropriate local legal and compliance team.

2.2.	Prohibited Activities

Insiders may have access to MNPI about the ORIX Group or other companies through the business activities of the ORIX Group, discussions with counterparties or other circumstances. The following activities may violate applicable insider trading laws or create the appearance of improper trading so Insiders are generally prohibited from engaging in them.

(1)	Insider Trading

No Insider may buy, sell or otherwise trade securities of a company while aware of MNPI concerning that company. Transactions conducted by Insiders under the names of other persons such as spouses and family members are similarly prohibited.

(2)	Tipping

No Insider may provide MNPI to another person within or outside the ORIX Group unless there is a legitimate business purpose for doing so.

(3)	Giving Trading Advice

No Insider may give trading advice of any kind regarding a company while in possession of MNPI concerning such company. However, this does not apply to advice by an Insider that another person should not trade if such trading might violate the law, this Policy or internal rules of ORIX Group companies.

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2.3.	Limitations on Trading by Insiders

In order to more thoroughly prevent insider trading, the ORIX Group has put in place measures limiting the trading of securities of ORIX Corporation and certain group companies by certain officers, directors and employees of the ORIX Group. Details on the content and procedures underlying such measures are set forth in internal rules of ORIX Group companies.

3.	ORIX Group Policies and Procedures for Preventing Insider Trading

3.1.	ORIX Corporation Legal and Compliance Headquarters

Legal and compliance departments of ORIX Corporation will manage and raise awareness of this Policy within the ORIX Group and supervise policies and procedures for the prevention of insider trading.

3.2.	Group Companies’ Policies and Procedures for Preventing Insider Trading

Legal and compliance departments at ORIX Group companies will coordinate with legal and compliance departments of ORIX Corporation to structure and implement local policies and procedures to prevent insider trading in conformance with local legal requirements related to their businesses and risks that arise in connection with their business activities. Such policies and procedures may include any of the following:

(1)	Design and management of internal rules on the management of information and limitations on trading by Insiders.

(2)	Training to build awareness among Insiders and familiarize them with internal rules on insider trading.

(3)	Responding to inquiries regarding internal rules on insider trading.

(4)	Other matters that require decisions by the Head of legal and compliance departments of ORIX Corporation.

3.3.	Internal Audit

The internal audit department shall audit compliance with this Policy and the establishment and implementation by ORIX Group companies of policies and procedures for the prevention of insider trading, as appropriate.

4.	Policy Governance

(1)	This Policy was approved by the Executive Committee on December 5, 2022.

(2)	This Policy applies to all directors, officers and employees of the ORIX Group.

(3)	The legal and compliance departments of ORIX Corporation shall be in charge of this Policy. The Head of the legal and compliance departments shall be responsible for the interpretation of this Policy.

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